As filed with the Securities and Exchange Commission on March 18, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Tredegar Corporation
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1497771 (I.R.S. Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia (Address of Principal Executive Offices)	23225 (Zip Code)

Tredegar Corporation 2018 Equity Incentive Plan

Notice of Nonstatutory Stock Option Grant and Nonstatutory Stock Option Terms and Conditions and Notice of Stock Award and Stock Award Terms and Conditions (Chief Executive Officer Initial Equity Awards – Inducement Awards)

(Full title of the plan)

Michael J. Schewel
Vice President, General Counsel
and Corporate Secretary
Tredegar Corporation
1100 Boulders Parkway
Richmond, Virginia  23225
 (Name and address of agent for service)

(804) 330-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Title of Plan	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, no par value	Tredegar Corporation 2018 Equity Incentive Plan	2,000,000 shares	$16.54	$33,080,000.00	$4,009.30
Common stock, no par value	Employee Inducement Awards	330,000(3)	$16.54	$5,458,200.00	$661.53

(1)   Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)   Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the common stock of Tredegar Corporation (the “Company” or the “registrant”) reported in the consolidated reporting system on March 15, 2019.

(3)   Covers an aggregate of (a) 300,000 shares of the Company’s common stock issuable upon the exercise of stock options granted pursuant to the Notice of Nonstatutory Stock Option Grant and Nonstatutory Stock Option Terms and Conditions and (b) 30,000 shares of restricted stock issuable pursuant to the Notice of Stock Award and Stock Award Terms and Conditions, in each case, between the Company and John M. Steitz.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.
Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission (File No. 001-10258) are incorporated by reference in, and made a part of, the registration statement (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules):

(i)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 18, 2019;

(ii)	the Company’s Current Report on Form 8-K, filed with the Commission on February 28, 2019; and

(iii)	the Company’s Form 10, as amended, dated May 17, 1989, containing a description of the Company’s common stock, no par value.

All documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the registration statement and before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, the registration statement from the date of filing of such documents (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules).  Any statement contained in a document incorporated by reference in the registration statement shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained in the registration statement or in any other subsequently filed document that is incorporated by reference in the registration statement modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

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Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits a Virginia corporation to indemnify its directors and officers in connection with certain actions, suits and proceedings brought against them if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful.  The VSCA requires such indemnification when a director entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director of a corporation, and further provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaws, except an indemnity against willful misconduct or a knowing violation of the criminal law.  The Company’s Amended and Restated Articles of Incorporation (the “Articles”) require indemnification of any person with respect to certain liabilities incurred in connection with any proceeding to which that person is made a party by reason of (i) his or her service to the Company as a director or officer or (ii) his or her service as a director, officer, trustee or partner to some other enterprise at the request of the Company, except in the case of willful misconduct or knowing violation of criminal law.

The VSCA establishes a statutory limit on liability of directors and officers of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation, with shareholder approval, to specify a lower monetary limit on liability in the corporation’s articles of incorporation or bylaws; however, the liability of a director or officer shall not be limited if such director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.  As permitted by the VSCA, the Articles provide that in any proceeding brought by a shareholder of the Company in the right of the Company or brought by or on behalf of shareholders of the Company, no director or officer of the Company shall be liable to the Company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of such Articles, except for liability resulting from such person having engaged in willful misconduct or knowing violation of the criminal law or any federal or state securities law.

In addition, the Company carries insurance on behalf of directors and officers that may cover liabilities under the Securities Act of 1933, as amended.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits accompanying the registration statement are listed on the accompanying Exhibit Index and are incorporated by reference herein.

Item 9.	Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Hunton Andrews Kurth LLP as to the legality of the securities being registered.

10.1	Tredegar Corporation 2018 Equity Incentive Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement filed on March 22, 2018 (File No. 1-10258)).

10.2	Form of Notice of Nonstatutory Stock Option Grant and Nonstatutory Stock Option Terms and Conditions.

10.3	Form of Notice of Stock Award and Stock Award Terms and Conditions (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 1, 2016 (File No. 1-10258)).

23.1	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24	Powers of Attorney (included on signature page).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Chesterfield, Commonwealth of Virginia, on March 18, 2019.

TREDEGAR CORPORATION

By:	/s/ John M. Steitz
Name:	John M. Steitz
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the registration statement has been signed by the following persons in the capacities indicated on March 18, 2019. Each person whose signature appears below hereby authorizes Michael J. Schewel to execute in the name of each such person, and to file, any amendment, including any post-effective amendment, to the registration statement making such changes in the registration statement as the registrant deems appropriate, and appoints such individual as attorney-in-fact to sign on his or her behalf and in each capacity stated below and file all amendments and post-effective amendments to the registration statement.

Signature	Title

/s/ John M. Steitz (John M. Steitz)	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ D. Andrew Edwards (D. Andrew Edwards)	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Frasier W. Brickhouse, II (Frasier W. Brickhouse, II)	Corporate Treasurer and Controller (Principal Accounting Officer)

/s/ William M. Gottwald (William M. Gottwald)	Chairman of the Board of Directors

/s/ George C. Freeman, III (George C. Freeman, III)	Director

/s/ John D. Gottwald (John D. Gottwald)	Director

/s/ Kenneth R. Newsome (Kenneth R. Newsome)	Director

/s/ George A. Pratt (Gregory A. Pratt)	Director

/s/ Thomas G. Snead, Jr. (Thomas G. Snead, Jr.)	Director

/s/ Carl E. Tack, III (Carl E. Tack, III)	Director

/s/ Anne G. Waleski (Anne G. Waleski)	Director